SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2005

Secured Diversified Investment, Ltd.

(Exact name of registrant as specified in its charter)

Nevada	000-30653	80-0068489
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5030 Campus Drive, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 851-1069

___________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

The Option Agreement

On April 28, 2004, we and Denver Fund I, Ltd (“Denver Fund I”) entered into a Lease Agreement with Iomega Investments, LLC (“Iomega”) to lease the Cannery retail shopping center located on Flamingo Road in Las Vegas, Nevada. On the same date, Iomega granted us and Denver Fund I an option (the “Option Agreement”) to purchase the property commencing on May 14, 2004 for total consideration of $5,950,000. The $5,950,000 included an assumption of the first mortgage on the property in the principal amount of $4,100,000, and a balance of $1,850,000 to be paid partially by us and partially by Denver Fund I.

We and Denver Fund I exercised our right under the Option Agreement to purchase the property from Iomega. For our portion of the purchase price, we delivered to Iomega 250,000 shares of our Series C Preferred Stock (valued between the parties at $3.00 per share) and a two-year promissory note in the principal amount of approximately $155,000 (the “Promissory Note”), bearing interest at an annual rate of 7%. The principal amount of the Promissory Note was payable $50,000 at the six month anniversary, $50,000 at the 12 month anniversary and the remainder at maturity.

Amended Terms

On December 14, 2005, we amended the terms of our portion of the purchase price with Iomega, and agreed to retire the Promissory Note in favor of Iomega by paying $40,000.00 immediately in lieu of paying $55,000.00 at maturity. We further agreed to convert Iomega’s 250,000 shares of Series C Preferred Stock into shares of our Common Stock as described below.

Conversion of Preferred Shares

Following a letter request made by Iomega to convert its 250,000 shares of Series C Preferred Stock into shares of Common Stock, we requested our transfer agent, Fidelity Transfer Company, to issue 15,000,000 shares of Common Stock to Iomega, trading at $0.05 per share, in exchange for Iomega’s 250,000 Series C Preferred Stock, which we valued at $3.00 per share in the Option Agreement.

Our issuance of Common Stock converted from Series C Preferred Stock is exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Iomega was given adequate information about our company to make an informed investment decision. We did not engage in any general solicitation or advertising. We requested that our stock transfer agent affix the appropriate restrictive legend to the stock certificate. Because the issuance of these shares resulted from the conversion of Series C Preferred Stock, none of the securities were sold through an underwriter, and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to Iomega in connection with the conversion.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01  Changes in Control of Registrant

Pursuant to the amended terms of our portion of the purchase price with Iomega, as described above in Item 3.02 and incorporated herein by reference, we issued 15,000,000 shares of our Common Stock to Iomega, which now holds 48.97% of the outstanding shares and therefore has substantial voting control of our company.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment

On January 2, 2006, our board of directors appointed Dr. Peter Richman to serve as a member of the board of directors and shall serve until the next annual meeting of the shareholders or until removed by other action as allowed by the corporate bylaws. Dr. Richman will also serve on our audit committee.

Certain Relationships and Related Transactions

Except as disclosed below, neither Dr. Richman, nor any members of his immediate family (including spouse, parents, children, siblings, and in-laws) has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 21, 2006, and effective on that date, we amended four sections of our bylaws as follows:

Principal Office

We amended Article I, Section 1.1 (Office) of our bylaws to state that our principal office in the State of Nevada will now be located at 3273 E. Warm Springs, Rd., Las Vegas, Nevada 89120.

Annual Shareholders’ Meeting

We also amended Article II, Section 2.1 (Annual Meetings) to state that the annual meeting of the shareholders will be held within 90 days of our filing an annual report to the shareholders on Form 10K or Form 10KSB, as applicable.

Board Meeting Swing Vote

We also amended Article III, Section 3.8 (Manner of Acting) to state that the Chairman of the Board of Directors will have the swing vote in the case of a tie vote at any meeting of the Board of Directors.

Removal of Directors

Finally, we amended Article III, Section 3.11 (Removals) to permit a majority vote of the Board of Directors to remove a Director at any meeting of the Board of Directors.

The text of the First Amended Bylaws is set forth in Exhibit 3.1 to this Current Report on Form 8-K.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number       Description

3.1    First Amended Bylaws of Secured Diversified Investment, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Secure Diversified Investment, Ltd.

/s/ Jan Wallace
Jan Wallace, Chief Executive Officer

Date: March 1, 2006